EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-38635, 333-68229, 333-93663, 333-42192, 333-39026, 333-67716, 333-84556 and 333-104477 of Hall Kinion & Associates, Inc. and subsidiaries on Form S-8 of our report dated April 5, 2004 (which report expresses an unqualified opinion and includes a explanatory paragraph regarding adoption of a new accounting standard in 2002) appearing in this Annual Report on Form 10-K/A of Hall, Kinion & Associates, Inc. and subsidiaries for the year ended December 28, 2003.

/s/    DELOITTE & TOUCHE LLP

San Francisco, California

April 5, 2004